Exhibit 10.22

January 9, 2014

Gregory T. Mount

RE: Red Lion Hotels Corporation President & CEO Offer Letter

Dear Greg:

On behalf of Red Lion Hotels Corporation (the “Company”), we are delighted to offer you the position of President and Chief Executive Officer. In your new position, you will report to the Board of Directors of the Company (the “Board”).

Your appointment as an executive officer of the Company is subject to formal appointment by the Board. After appointment, and so long as you are an executive officer of the Company, the details of your hire, your compensation and of any of your acquisitions and dispositions of stock of Red Lion would be subject to Securities Exchange Commission reporting rules.

The following outlines the employment package for your position.

START DATE: January 27, 2014.

POSITION: President and Chief Executive Officer. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the Board.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $12,500.00 which is equivalent to $325,000.00 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as a director of the Company or as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.

APPOINTMENT AS DIRECTOR: Prior to the end of the 2014 calendar year, we will formally consider you for appointment to the Board.

BONUS: In addition to your base salary, you are eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the Variable Pay Plan (“VPP”), as may be amended from time to time. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board. Your annual bonus at target will be 50% of your base salary.

EQUITY GRANT: You will receive an annual grant of equity under the Company’s 2006 Stock Incentive Plan (or such successor plan as may be then in effect) valued at 50% of your annual base salary. Such equity grants have in recent years been in the form of restricted stock units (“RSUs”) and are typically granted to senior executives of the Company in May. To take into account the time from your hire date to May, 2014, you will receive an initial RSU issuance valued at 65% of your base salary (based on the closing price of the Company’s stock on your hire date) which will vest 25% on each of the next four anniversaries of your hire date.  You will not be eligible for another equity grant until May, 2015.

INITIAL BONUS: You will receive a starting bonus of $40,000.00 in cash, to be paid with your first paycheck, subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with the Company prior to the first anniversary of your hire date, you will be required to reimburse the Company $40,000.00 and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes to you or is holding on your behalf.  Should the amount exceed your final paycheck, you agree to promptly reimburse the Company any remaining balance at that time. You will also receive a grant of RSUs valued at $60,000 based on the closing price of the Company’s stock on your date of hire that will vest in its entirety on the first anniversary of your hire date.

RELOCATION COSTS:

The Company shall reimburse or pay for your following relocation expenses:

1.	Present home marketing and closing costs

2.
Packing/unpacking and movement of ordinary household goods through a full service carrier mutually agreed by you and the Company, to include two cars and up to $3,000 for specialty goods (such as a wine collection, fragile items, etc.).

3.	Temporary housing in Spokane, WA for up to 90 days

4.	Two trips to Spokane, WA for you and your family to review housing and school alternatives

5.	Closing costs for purchase of new home in Spokane, WA within twelve (12) months of your hire date

6.	A relocation allowance of $5,000 to cover ancillary expenses, grossed up by 35% to the extent such expenses are not tax-deductible moving expenses to the Executive

If you are terminated for Cause (defined below) or leave the Company voluntarily within two years of your date of hire, you will be required to reimburse the Company a pro-rated amount for the balance of the relocation expenses and you authorize the Company to deduct this remaining balance from your final paycheck.  Should the balance exceed your final paycheck, you will be expected to reimburse the remaining balance.

BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as any Company Vice President, as they may be modified from time to time, including:

•	Medical and Dental insurance eligible the first of the month following your hire date

•	Employee Assistance Program (EAP)

•	Long Term Disability insurance coverage starting the first of the month following your hire date

•	Flexible Spending Account - Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

•	AFLAC - Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

•
Paid vacation. You will be eligible for 4 weeks paid vacation each year of your employment. Within your first year of employment, this allowed vacation time does not apply to the Company Vacation Policy. As such, in your first year of service, these approved but unearned vacation hours will not be entered into our payroll system until requested and taken. Should your employment with the Company end before you have earned vacation hours under our normal vacation policy, this approved but unearned vacation will not be paid out at separation nor will it be subject to any rollover consideration. Following your one year anniversary your vacation hours will be subject to the Company vacation policy, as detailed in the Company benefits handbook.

•	Paid sick leave

•	A special paid Year-End Break (four paid days off) to be taken each calendar year between the Monday before Christmas and January 31

•	Eight (8) paid holidays each year and one (1) personal day

•	Participation in the Company 401(k) Retirement Savings Plan with a discretionary match made after the end of each calendar year.

•	Direct Deposit

•	Option to purchase shares of Company stock at a 15% discount through payroll deduction under Red Lion’s Employee Stock Purchase Plan

•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

•	Continuing education reimbursement

•	Discounted hotel accommodations for you and your family in the Red Lion network

A benefit book will be provided to you upon the commencement of your employment, describing the Company’s benefits and eligibility requirements in detail. You will also receive a copy of the Company’s Associate Handbook with information regarding the Company’s policies and procedures.

SEVERANCE BENEFITS:

UPON TERMINATION WITHOUT CAUSE: If the Company terminates your employment without Cause (defined below) prior to the second anniversary of your date of hire, the Company will, (i) pay you a lump sum payment equal to one-half (1/2) your base annual salary for the then current fiscal year. If the Company terminates your employment without Cause after the second anniversary of your date of hire, the Company will pay you a lump sum payment equal to your base annual salary for the then current fiscal year.

UPON CHANGE OF CONTROL AND CONSTRUCTIVE TERMINATION: If, during the term of your employment with the Company, there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will be entitled to a lump sum payment equal to your base salary for the then current fiscal year. In addition, (i) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the termination of your employment; and (ii) all Company imposed restrictions on any restricted stock issued to the you shall be terminated upon the termination of your employment and all restricted stock awarded to you but not yet issued shall be promptly issued.

As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

"Constructive Termination" shall be deemed to occur if you voluntarily elect to terminate your employment within thirty (30) days after any of the following events occurring without your consent: (i) there is a significant reduction in your overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company); (ii) you are required to relocate your place of employment, other than a relocation within 40 miles of Spokane, Washington; or (iii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company).

As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group, adoption of a sale or liquidation plan of substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by an investor group.

PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION: You agree that during your employment with the Company and for any period that is equivalent to a period for which you are being paid severance after termination, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company.

You also agree that during your employment at the Company and during any period that is equivalent to a period for which you are being paid severance after termination, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.

DRUG SCREEN AND BACKGROUND CHECK: The Company has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at the Company is contingent on your satisfactory completion of a drug screen and background check.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.

The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

Greg, we are pleased and proud to be adding your talents to a management team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of the Company.

Sincerely,

/s/ Mel Keating
Mel Keating
Chairman of the Board of Directors
Red Lion Hotels Corporation

Accepted this 9th day of January, 2014

/s/ Gregory T. Mount
Employee Signature